To:           BHOBO ONE LTD (“BHOBO”)
c/o Sachem Shipping Ltd

3rd Floor, Par La Ville Pace

14 Par La Ville Road

Hamilton HM08, Bermuda

To:           PRODUCT TRANSPORT CORPORATION LTD (“Product Transport”)
c/o Sachem Shipping Ltd

3rd Floor, Par La Ville Pace

14 Par La Ville Road

Hamilton HM08, Bermuda

To:           SACHEM SHIPPING LTD (“Sachem”)
c/o Sachem Shipping Ltd

3rd Floor, Par La Ville Pace

14 Par La Ville Road

Hamilton HM08, Bermuda

To:           B+H OCEAN CARRIERS LTD
c/o Sachem Shipping Ltd

3rd Floor, Par La Ville Pace

14 Par La Ville Road

Hamilton HM08, Bermuda

To:           SEASAK OBO HOLDINGS LTD
Trust Company Complex
Ajeltake Island, P.O. Box 1405
Majuro, the Marshall Islands

… October 2008

Dear Sirs,

LOAN FACILITY OF UP TO USD30,000,000 TO SACHEM SHIPPING LTD

1	We refer to:

(a)
a loan agreement (the “Loan Agreement”) dated 13 May 2008 entered into between (i) Sachem as borrower (ii) ourselves as Agent, (iii) ourselves as Arranger, (iv) ourselves as Security Trustee (v) DVB Bank AG as Swap Bank and (vi) the banks and financial institutions listed in Schedule 1 thereto as Lenders, pursuant to which the Lenders have made available to Sachem, a loan facility of up to a USD30,000,000 for the purposes described therein;

(b)
a put contract assignment (the “BHOBO Assignment”) dated 13 May 2008 entered into between (i) BHOBO and (ii) the Security Trustee, in relation to a put contract made between BHOBO and HSH Nordbank AG (the “BHOBO Put Contract”);

(c)
a put contracts assignment (the “Product Transport Assignment”) dated 13 May 2008 entered into between (i) Product Transport and (ii) the Security Trustee, in relation to six put contracts made between Product Transport and Goldman Sachs International (the “Product Transport Put Contracts”); and

(d)
an account security deed (the “Account Security Deed”) dated 16 May 2008 entered into between (i) Sachem and (ii) the Security Trustee in relation to an account opened and maintained by Sachem with Nordea Bank Finland Plc, London Branch (“Nordea”) and designated “Sachem Shipping Ltd - Earnings Account (IBAN : GB56NDEA40487853603102) (the “Earnings Account”).

2	We also refer to the:

(a)	notice of occurrence of an Event of Default dated 14 October 2008 in relation to an Event of Default under clause 19.1(r) of the Loan Agreement; and

(b)	notice of occurrence of an Event of Default dated on or about 14 October 2008 in relation to an Event of Default under clause 19.1(s) of the Loan Agreement,

in respect of which Events of Default, all rights of the Creditor Parties under the Finance Documents (including, without limitation, the rights under clause 19.2 of the Loan Agreement) were expressly reserved.

3	This letter constitutes a supplement to the Loan Agreement and the other Finance Documents. Terms and expressions defined in the Loan Agreement shall have the same meanings when used herein.

4
Each of Sachem, BHOBO, Product Transport and the Security Parties (together, the “Debtor Parties”) represents and warrants that other than the Events of Default referred to in paragraph 2, no other Event of Default has occurred.

5	Pursuant to the terms of:

(ii)	clause 3.8 of the BHOBO Assignment, BHOBO shall not sell or otherwise dispose of the BHOBO Put Contract or any right relating thereto; and

(iii)	clause 3.8 of the Product Transport Assignment, Product Transport shall not sell or otherwise dispose of any of the Product Transport Put Contracts or any right relating thereto.

6
At the request of each of the Debtor Parties, and in consideration of the cash collateral to be provided and the prepayment of the Loan to be made in accordance with paragraph 7 below, we, as Agent and Security Trustee, confirm that the Creditor Parties:

(a)	agree to waive their rights under the Finance Documents arising in relation to the Events of Default referred paragraph 2; and

(b)
consent to the release of the security constituted by the BHOBO Assignment and the Product Transport Assignment and the sale of the BHOBO Put Contract and the Product Transport Put Contracts, provided that the release and sale may only be effected once the deposit referred to in paragraph 7(a) has been made and notice has been given to Nordea in relation to the crystallisation of the floating charge, in each case strictly subject to the conditions and on the terms set out in paragraph 7.

7	In consideration of the waiver and consent of the Creditor Parties granted under paragraph 6, each of the Debtor Parties, by its countersignature below, agrees and confirms that:

(a)
an amount of US$12,500,000 shall be deposited by Sachem into the Earnings Account on or before 28 October 2008 and from the time the deposit is made up to and including 17 November 2008, the credit balance on the Earnings Account shall not be less than US$12,500,000;

(b)	a partial prepayment of the Loan in the amount of US$12,500,000 shall be made by Sachem on or before 17 November 2008 for application in accordance with Clause 8.10 of the Loan Agreement;

(c)
once the regular repayment of the Loan in the amount of US$2,500,000 and the partial prepayment referred to in paragraph (b) have each been made in full on 17 November 2008, the Loan remaining thereafter shall be repaid by 14 equal consecutive instalments in the amount of US$750,000 each, with a “balloon payment” of US$2,000,000 which is payable together with the final quarterly instalment, and provided the regular repayment and the partial prepayment referred to above are made in full on 17 November 2008, the repayment profile of the Loan as set out in clause 8.1 of the Loan Agreement shall, with effect from 17 November 2008, be deemed to be amended accordingly;

(d)
without prejudice to Sachem’s obligations to make the prepayment of the Loan in accordance with paragraph (b) above, in the event such prepayment is not made, the Security Trustee shall be immediately entitled to instruct Nordea to remit the amount of US$12,500,000 (or, the entire amount then standing to the credit of the Earnings Account, if less than US$12,500,000) from the Earnings Account to such account as the Security Trustee may designate, for application in prepayment of the Loan; and

(e)
a failure to comply with any of sub-paragraphs (a) or (b) above shall constitute an Event of Default under clause 19.1 of the Loan Agreement and in the event that the Security Trustee or the Agent receives less than US$12,500,000 from Nordea, such event shall also constitute an Event of Default under clause 19.1 of the Loan Agreement.

8
For the avoidance of doubt, obligations of any Debtor Party to guarantee and/or indemnify any of the Creditor Parties under any of the Finance Documents, the Security Interests and any other security provided by any Debtor Party in respect of or pursuant to the Loan Agreement:

(i)	shall remain in full force and effect, notwithstanding the amendments contemplated by this letter; and

(ii)	is hereby confirmed by each of the Debtor Parties, as applicable, as evidenced by such party’s execution of this letter.

9
In addition, and pursuant to provisions of clause 3.10 of the Account Security Deed, notice is hereby given by the Security Trustee to Sachem that the floating charge created by clause 3.2 (a) of the Account Security Deed is crystallized into a first fixed charge and that without the prior written consent of the Security Trustee:

(a)	no transfers or withdrawals may be made by Sachem from the Earnings Account;

(b)	nor shall Sachem be entitled to give or purport to give any instruction or authorization to Nordea in relation to the Earnings Account or the Credit Balance thereon.

10	Once:

(a)
the deposit of US$12,500,000 referred to in paragraph 7(a) has been made in full on or before 28 October 2008, the Security Trustee will, at the cost of the Sachem, release the security constituted by the BHOBO Assignment and the Product Transport Assignment; and

(b)
the prepayment of US$12,500,000 referred to in paragraph 7(b) has been made in full on or before 17 November 2008, Sachem shall thereafter be entitled to make transfers and withdrawals from, and to operate, the Earnings Account unless instructions to the contrary are received from the Security Trustee.

This letter shall be governed by English law and Clause 30 (law and jurisdiction) of the Loan Agreement shall apply mutates mutandis.

Yours faithfully
For and on behalf of

DVB Group Merchant Bank (Asia) Ltd
in its capacity as Agent

DVB Group Merchant Bank (Asia) Ltd
in its capacity as Security Trustee

We hereby confirm our agreement to all the above terms:

for and on behalf of
Sachem Shipping Ltd

for and on behalf of
Product Transport Corporation Ltd

for and on behalf of
BHOBO One Ltd

for and on behalf of
B+H  Ocean Carriers Ltd

for and on behalf of
Seasak OBO Holdings Ltd